CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of 3DIcon Corporation of our report sated April 27, 2007, relating to our audits of the financial statements appearing in the Prospectus, which is part of this Registration Statement. Our report sated April 27, 2007, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Tullius Taylor Sartain & Sartain LLP

Tulsa, Oklahoma
December 28, 2007